Incorporated under the Laws of the State of Nevada

NUMBER
2024

Alternative Construction Company, Inc.

SHARES
33,962

CUSIP 021457 10 6
SEE REVERSE FOR CERTAIN DEFINITIONS

This certifies that ***RALPH A. HENRY***

is the Owner of ***THIRTY THREE THOUSAND NINE HUNDRED SIXTY TWO***

Fully paid and non-assessable shares of Common Stock of

Alternative Construction Company, Inc.

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate is not valid unless countersigned by the Transfer Agent.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated June 14, 2007

Chairman

ALTERNATIVE CONSTRUCTION COMPANY, INC. CORPORATE Seal FLORIDA

COUNTERSIGNED:
INTEGRITY STOCK TRANSFER
HENDERSON, NV 89014
BY
Authorized Signature